Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-45591, No. 333-59603, No. 333-63507, No. 333-68081, No. 333-69831, No. 333-41060, No. 333-80123, No. 333-90305, No. 333-123527, No. 333-144936, and No. 333-177496 on Form S-8 of our report dated February 15, 2012 relating to the consolidated financial statements of Office Depot de México, S.A. de C.V. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the fact that Mexican Financial Reporting Standards vary from accounting principles generally accepted in the United States of America, the nature and effects of which are presented in Note 17 in such consolidated financial statements), appearing in the Annual Report on Form 10-K of Office Depot, Inc. for the year ended December 31, 2011.

/s/ Juan Antonio Rodriguez Espínola

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

Mexico City, Mexico

February 28, 2012